Exhibit 26(c) (iv)

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

This AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT (this “Agreement”) is made this 22nd day of April, 2009, effective as of May 1, 2009 (“Effective Date”), by and between United Investors Life Insurance Company (“United Investors”), a Missouri corporation, on its own behalf and on behalf of United Investors Life Variable Account, United Investors Advantage Gold Variable Account, United Investors Annuity Variable Account, United Investors Universal Life Account, Titanium Universal Life Variable Account, Titanium Annuity Variable Account and RetireMAP Variable Account, collectively referred to herein as the Variable Accounts (“Variable Accounts”), and Sterne Agee Financial Services, Inc. (“UNDERWRITER”), a Delaware corporation.

WITNESSETH:

WHEREAS, the parties entered into that certain Principal Underwriting and Distribution Agreement dated April 25, 2001, as amended February 27, 2003, March 31, 2004 and April 28, 2006 (the “Original Agreement”) and hereby desire to enter into this Agreement which shall amend and restate the Original Agreement in its entirety as of the Effective Date; and

WHEREAS, the Variable Accounts are segregated asset accounts established and maintained by United Investors pursuant to the laws of the State of Missouri for deferred variable annuity policies and flexible premium variable life insurance policies issued by United Investors (herein collectively referred to as “Variable Contracts”), under which income, gains, and losses, whether or not realized, from assets allocated to such account, will be, in accordance with the terms of each Variable Contract, credited to or charged against such account without regard to other income, gains, or losses of United Investors; and

WHEREAS, United Investors has registered each Variable Account as a unit investment trust under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, UNDERWRITER has registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, United Investors has registered the Variable Contracts under the Securities Act of 1933 (the “Securities Act”) and proposes that UNDERWRITER act as principal underwriter of the Variable Contracts:

NOW, THEREFORE, United Investors and UNDERWRITER hereby mutually agree as follows:

1. Underwriting Services.

a. United Investors appoints and authorizes UNDERWRITER, during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Exchange Act, to be the principal underwriter of the Variable Contracts. UNDERWRITER agrees to use its reasonable efforts to undertake to provide services with respect to the Variable Contracts and otherwise to perform all duties and functions necessary as principal underwriter of the Variable Contracts under the applicable securities laws.

To the extent necessary to fulfill its obligations as principal underwriter under this agreement, UNDERWRITER shall be duly registered or otherwise qualified under the federal securities laws and the insurance laws of any state or other jurisdiction, and shall be a member firm of FINRA. UNDERWRITER shall be responsible for the training, supervision, and control of its own representatives for the purposes of the FINRA Conduct Rules and federal and state securities law requirements applicable in connection with the Variable Contracts. UNDERWRITER shall retain written supervisory procedures in accordance with FINRA Conduct Rule 3010, or any successor rule.

b. UNDERWRITER is not authorized to give any information or to make any representations concerning the Variable Contracts other than those contained in the current prospectuses for the Variable Contracts or in such literature as may be authorized by United Investors.

c. All purchase payments made or other monies payable under the Variable Contracts shall be paid or remitted by or on behalf of Variable Contract owners directly to United Investors or its designated servicing agent and shall become the exclusive property of United Investors. United Investors will retain all such payments and monies except to the extent such payments and monies are allocated to the Variable Accounts. United Investors shall pay all monies required to be paid as commissions with respect to the Variable Contracts.

2. Compensation.

a. For the services rendered by UNDERWRITER as the principal underwriter and the continuing obligations discussed herein, United Investors shall pay UNDERWRITER a fee of $[REDACTED] per month through April 30 2009, and then $[REDACTED] per month beginning May 1, 2009, payable monthly in advance. United Investors also agrees to pay actual out-of-pocket expenses incurred in connection with providing services pursuant to this Agreement pursuant to monthly invoices furnished by UNDERWRITER.

b. United Investors has entered into selling agreements and/or servicing agreements with selling firms (“Selling Agreements”) who are authorized to sell and/or service the Variable Contracts. United Investors shall pay, on UNDERWRITER’S behalf as a purely ministerial service, all monies required to be paid as commissions with respect to the Variable Contracts under the terms of the Selling Agreements.

c. United Investors shall provide to UNDERWRITER at such times and with such frequency as UNDERWRITER may from time to time hereinafter designate in writing any and all commission records relating to the Variable Contracts sold under the Selling Agreements such that UNDERWRITER may maintain complete and accurate records and accountings of all commissions and compensation payable through UNDERWRITER’s books and records pursuant to this Agreement and necessary to support UNDERWRITER’s FOCUS reports required to be filed with FINRA.

3. Records.

United Investors and UNDERWRITER shall each maintain such accounts, books and other documents as are required to be maintained by each by applicable laws and regulations and shall preserve such accounts, books and other documents for the periods prescribed by such laws and regulations. The accounts, books and records of United Investors, the Variable Accounts, the Variable Contracts and UNDERWRITER as to the transactions hereunder shall be maintained to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to demonstrate the reasonableness of the amounts paid by either party hereunder. Each party shall have the right to inspect and audit such accounts, books and records of the other party during normal business hours upon reasonable written notice to the other party.

4. Confirmations.

United Investors, as agent for UNDERWRITER, shall confirm to each applicant for and purchaser of a Variable Contract in accordance with Rule 10b-10 under the Exchange Act acceptance of purchase payments and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. United Investors shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the Exchange Act to the extent such requirements apply. United Investors shall maintain all such books and records and hold such books and records on behalf of and as agent for UNDERWRITER whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the Securities and Exchange Commission (“SEC”) in accordance with Section 17(a) of the Exchange Act.

5. Regulations.

a. This Agreement shall be subject to the provisions of the Investment Company Act and the Exchange Act and the rules, regulations, and rulings thereunder and of FINRA, from time to time in effect, including such exemptions from the Investment Company Act as the Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

b. UNDERWRITER shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of United Investors or the Variable Accounts any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

6. Registration Statements, Prospectuses and Promotional Material.

United Investors shall furnish UNDERWRITER with such number of copies of all registration statements, prospectuses, financial statements, and all other documents and materials that UNDERWRITER may reasonably request for use in connection with the Variable Contracts or otherwise. United Investors shall not file or use any registration statement, any prospectus or sales promotion materials of any kind whatsoever that bear or purport to bear UNDERWRITER’s name without UNDERWRITER’s prior written consent. UNDERWRITER shall not file or use any sales promotion materials of any kind whatsoever that bear or purport to bear United Investors’ name, or the names of the Variable Contracts or Variable Accounts, without United Investors’ prior written consent.

7. Investigations and Proceedings.

UNDERWRITER and United Investors agree to cooperate fully in any regulatory investigation or proceeding or judicial proceedings arising in connection with the Variable Contracts. UNDERWRITER and United Investors further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceedings or any judicial proceeding with respect to United Investors, UNDERWRITER, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding is in connection with Variable Contracts . Without limiting the foregoing:

i. United Investors will promptly notify UNDERWRITER of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by United Investors with respect to UNDERWRITER; and

ii. UNDERWRITER will promptly notify United Investors of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by UNDERWRITER with respect to United Investors or its affiliates in connection with the Variable Contracts or any activity in connection with any Policies.

iii. In the case of a customer complaint, UNDERWRITER and United Investors will cooperate in investigating such complaint and shall make a good faith effort to arrive at a mutually satisfactory response.

8. Inspection.

UNDERWRITER shall have the right to inspect any and all books and records of United Investors and the Variable Accounts that UNDERWRITER deems necessary to effect its duties hereunder at any such times during normal business hours as UNDERWRITER may request.

9. Exclusivity.

The services of UNDERWRITER and United Investors under this Agreement are not deemed to be exclusive and UNDERWRITER and United Investors shall be free to render similar services to others, including, without implied limitation, such other separate investment accounts as are now or hereafter established by United Investors, UNDERWRITER or any affiliate of UNDERWRITER so long as the services of UNDERWRITER and United Investors hereunder are not impaired or interfered with thereby.

10. Assignment.

Neither party may assign this Agreement without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the successor of the parties hereto.

11. Indemnification.

a. United Investors, on its own behalf and on behalf of Variable Accounts, will indemnify, defend and hold UNDERWRITER, its subsidiaries and affiliates, each person who controls UNDERWRITER and/or its affiliates, the officers, directors, agents and/or employees of UNDERWRITER and of its affiliates (hereinafter referred to collectively as “UNDERWRITER INDEMNITEES”) harmless the fullest extent permitted by law from and against any and all claims, actions, proceedings, demands, injunctive actions, liabilities, damages, judgments, assessments, losses and costs, including legal fees and expenses, in any way related to, arising out of or concerning any breach by United Investors of this Agreement or the Original Agreement.

United Investors further hereby agrees to defend the UNDERWRITER INDEMNITEES and hold them harmless to the fullest extent permitted by law from and against any and all Claims (defined as any demand for reimbursement, any actions or proceedings initiated in any court or arbitration forum, any injunctive actions, and any liabilities, damages, judgments, assessments, losses and costs, including legal fees, investigative costs, and expenses) to which UNDERWRITER INDEMNITEES become subject, where such Claims are based upon the activities of employees or independent contractors of United Investors who are registered with UNDERWRITER, or who were registered with UNDERWRITER during the period of time in which the activities upon which the Claims are based are alleged to have occurred.

b. UNDERWRITER will indemnify, defend and hold United Investors, its subsidiaries and affiliates, each person who controls United Investors and/or its affiliates, the officers, directors, agents and/or employees of United Investors and of its affiliates (hereinafter referred to collectively as “United Investors INDEMNITEES”) harmless to the fullest extent permitted by law from and against any and all claims, actions, proceedings, demands, injunctive actions, liabilities, damages, judgments, assessments, losses and costs, including legal fees and expenses, in any way related to, arising out of or concerning any breach by UNDERWRITER of this Agreement or the Original Agreement.

12. Notices.

All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

If to United Investors:

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

Attention: John H. Livingston

If to UNDERWRITER:

Sterne Agee Financial Services, Inc.

800 Shades Creek Parkway

Birmingham, AL 35209

Attention: Jay W. Carter

Or to such other address as United Investors or UNDERWRITER shall designate by written notice to the other.

13. Amendment.

This Agreement may be amended from time to time by written agreement of the parties.

14. Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. Term.

This Agreement shall be effective for a term of twelve (12) months from the Effective Date (“Initial Term”). Thereafter, this Agreement shall automatically renew for successive periods of one (1) year each through April 30, 2019, unless either party shall have provided written notice of its intent not to renew at least ninety (90) days prior to the end of the Initial or a successive Term.

16. Termination.

This Agreement may be terminated by either party for cause in the event of (i) a breach of a material term of the Agreement by the other party, or (ii) the willful misfeasance, bad faith or gross negligence of the other party. In the event of a termination for cause, the terminating party shall deliver to the breaching party a notice specifying the nature of the breach, and the breaching party shall have thirty (30) days to cure such breach. Following the Initial Term, either party may terminate this Agreement without penalty upon ninety (90) days written notice to the other party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, and (ii) the agreements contained in paragraphs 7, 8, and 11 hereof.

17. Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Alabama.

18. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed an instrument.

19. No Termination of Original Agreement.

This Agreement does not terminate the Original Agreement but instead amends and restates all of the terms of the Original Agreement.

[Rest of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to the duly executed as of the day and year first above written.

UNITED INVESTORS LIFE INSURANCE COMPANY

Attest:	/s/ John H. Livingston	By:	/s/ Anthony L. McWhorter
Title:	Secretary & Counsel	Title:	President & CEO

Sterne Agee Financial Services, Inc.

Attest:	/s/ William K. Holbrook	By:	/s/ Jay W. Carter
Title:	General Counsel	Title:	President & CEO